                                                                     EXHIBIT 12
                                                                    PAGE 1 OF 2

                           THE TIMES MIRROR COMPANY

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                           (IN THOUSANDS OF DOLLARS)

                                           YEAR ENDED DECEMBER 31
                                ----------------------------------------------
                                  1996     1995       1994     1993     1992
                                -------- ---------  -------- -------- --------
Fixed Charges
 Interest expense.............. $ 27,047 $  29,467  $ 69,322 $ 84,054 $ 74,281
 Interest related to ESOP(a)...                        1,376    2,611    4,113
 Capitalized interest..........                485     1,142      391    3,963
 Portion of rents deemed to be
  interest.....................   19,636    22,180    20,418   21,007   21,857
 Amortization of debt expense..      529       411       339      995      600
                                -------- ---------  -------- -------- --------
    Total Fixed Charges........ $ 47,212 $  52,543  $ 92,597 $109,058 $104,814
                                ======== =========  ======== ======== ========
Earnings (Loss)
 Income (loss) from continuing
  operations before income
  taxes........................ $403,989 $(455,013) $257,899 $109,785 $ (7,102)
 Fixed charges, less
  capitalized interest and
  interest related to ESOP(a)..   47,212    52,058    90,079  106,056   96,738
 Amortization of capitalized
  interest.....................    4,102     4,475     4,229    4,222    5,963
 Distributed income from less
  than 50% owned unconsolidated
  affiliates...................      191       352       292      281      214
 Subtract: Equity loss (income)
  from less than 50% owned
  unconsolidated affiliates....       14     (615)     1,158    1,067    2,025
                                -------- ---------  -------- -------- --------
    Total Earnings (Loss)...... $455,508 $(398,743) $353,657 $221,411 $ 97,838
                                ======== =========  ======== ======== ========
Ratio of earnings to fixed
 charges.......................   9.6x      (b)       3.8x     2.0x     (c)

--------
(a) The Company guaranteed repayment of debt of the Employee Stock Ownership Plan and, accordingly, included the related interest in fixed charges. This debt was repaid on December 15, 1994.
(b) Earnings are approximately $451 million lower than the amount needed to cover fixed charges in this year, as earnings in 1995 were impacted by approximately $768 million in restructuring charges.
(c) Earnings are approximately $7 million lower than the amount needed to cover fixed charges in this year, as earnings in 1992 were impacted by over $200 million in restructuring charges.

                                                                      EXHIBIT 12
                                                                     PAGE 2 OF 2

                            THE TIMES MIRROR COMPANY

                   COMPUTATION OF RATIO OF EARNINGS TO FIXED
                     CHARGES AND PREFERRED STOCK DIVIDENDS
                           (IN THOUSANDS OF DOLLARS)

                                                                   YEAR
                                                            ENDED DECEMBER 31
                                                            ------------------
                                                              1996     1995
                                                            -------- ---------
Fixed Charges
  Interest expense......................................... $ 27,047 $  29,467
  Capitalized interest.....................................                485
  Portion of rents deemed to be interest...................   19,636    22,180
  Amortization of debt expense.............................      529       411
                                                            -------- ---------
    Total Fixed Charges....................................   47,212    52,543
Preferred Stock Dividend Requirements......................   85,578    74,581
                                                            -------- ---------
    Fixed Charges and Preferred Stock Dividends............ $132,790 $ 127,124
                                                            ======== =========
Earnings (Loss)
  Loss from continuing operations before income taxes...... $403,989 $(455,013)
  Fixed charges, less capitalized interest.................   47,212    52,058
  Amortization of capitalized interest.....................    4,102     4,475
  Distributed income from less than 50% owned
   unconsolidated affiliates...............................      191       352
  Subtract: Equity loss (income) from less than 50% owned
   unconsolidated affiliates...............................       14      (615)
                                                            -------- ---------
    Total Earnings (Loss).................................. $455,508 $(398,743)
                                                            ======== =========
Ratio of earnings to fixed charges and preferred stock
 dividends.................................................   3.4x      (a)

--------
(a) Earnings are approximately $526 million lower than the amount needed to cover fixed charges and preferred stock dividends in this year, as earnings were impacted by approximately $768 million in restructuring charges.